AMENDMENT
TO
HAUPPAUGE DIGITAL INC.
2003 PERFORMANCE AND EQUITY
INCENTIVE PLAN

WHEREAS, Hauppauge Digital Inc. (the “Company”) has heretofore adopted a 2003 Performance and Equity Incentive Plan (the ‘Plan”) which now has available only a limited number of available shares that may be issued; and

WHEREAS, the purpose of this Amendment is to increase the number of shares authorized under the Plan from 500,000 to 1,500,000; and

WHEREAS, this Amendment as duly authorized by the Directors of the Company is subject to the affirmative vote of the holders of a majority of the Common Shares of the Company present and represented at the next meeting of the Stockholders;

NOW, THEREFORE, it is agreed:

A.
Section 3.1 of the Plan is hereby amended to increase the number of shares reserved for issuance under the Plan from 500,000 shares of Common Stock to 1,500,000 shares of Common Stock which shares shall be authorized but unissued shares of Common Stock.

B.	Section 3.5 of the Plan is hereby amended to change the numbers of shares available for delivery under the Plan through Incentive Stock Options from 500,000 to 1,500,000 shares.

C.	Except as amended herein all of the other terms of the Plan shall continue in full force and effect.

D.
The effective date of this Amendment is September 5, 2006 subject to approval by the holders of a majority of the shares of Common Stock present and represented at the next special or annual meeting of the stockholders of the Company duly held.

HAUPPAUGE DIGITAL INC.

September 5, 2006	By:	/s/ Kenneth Plotkin
Dated